CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF DESIGNATION
OF
SERIES B CONVERTIBLE PREFERRED STOCK
OF
INSPRO TECHNOLOGIES CORPORATION

pursuant to Section 151 of the
General Corporation Law of the State of Delaware

              InsPro Technologies Corporation, a Delaware corporation (the “Company”), hereby certifies that:

1.  The Certificate of Incorporation of the Company, as amended (the “Certificate of Incorporation”), fixes the total number of shares of all classes of capital stock that the Company shall have the authority to issue at three hundred million (300,000,000) shares of common stock, par value $.001 per share, and twenty million (20,000,000) shares of preferred stock, par value $.001 per share.

2.  The Certificate of Incorporation expressly grants to the Board of Directors of the Company (the “Board of Directors”) authority to provide for the issuance of the shares of preferred stock in series, and to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

3.  The Certificate of Designation of Series B Convertible Preferred Stock, as filed with the Secretary of State of the State of Delaware on September 30, 2010 (the “Certificate of Designation”), expressly grants to the Board of Directors authority to increase the number of authorized shares of Series B Convertible Preferred Stock.

4.  Pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation and the Certificate of Designation, the Board of Directors, by action duly taken on December 20, 2010, adopted resolutions authorizing the increase of the number of authorized shares of the Company’s Series B Convertible Preferred Stock as set forth in Section 2 of the Certificate of Designation from Two Million Two Hundred Fifty Thousand (2,250,000) shares to Five Million (5,000,000) shares.

IN WITNESS WHEREOF, this Certificate of Designation has been executed on behalf of the Company by its Acting Chief Executive Officer, Chief Financial Officer and Chief Operating Officer this 22nd day of December, 2010.

INSPRO TECHNOLOGIES CORPORATION

By:	/s/ Anthony R. Verdi

Name: Anthony R. Verdi
Title: Acting Chief Executive Officer, Chief Financial Officer and Chief Operating Officer